Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Manager and Member of
CCO Holdings, LLC

We have audited the accompanying consolidated balance sheets of CCO Holdings, LLC and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in member's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCO Holdings, LLC and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 24 to the consolidated financial statements, effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.

/s/ KPMG LLP

St. Louis, Missouri
March 30, 2009, except as to Note 24 and Note 26, which are as of November 30, 2009

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$948	$2
Accounts receivable, less allowance for doubtful accounts of
$18 and $18, respectively	221	220
Prepaid expenses and other current assets	23	24
Total current assets	1,192	246

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated
depreciation of $7,191 and $6,432, respectively	4,959	5,072
Franchises, net	7,384	8,942
Total investment in cable properties, net	12,343	14,014

OTHER NONCURRENT ASSETS	211	186

Total assets	$13,746	$14,446

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$909	$929
Payables to related party	236	192
Current portion of long-term debt	70	--
Total current liabilities	1,215	1,121

LONG-TERM DEBT	11,719	9,859
LOANS PAYABLE – RELATED PARTY	240	332
DEFERRED MANAGEMENT FEES – RELATED PARTY	14	14
OTHER LONG-TERM LIABILITIES	695	545
TEMPORARY EQUITY	203	199

MEMBER’S EQUITY (DEFICIT):
Accumulated other comprehensive loss	(303)	(123)
Member’s equity (deficit)	(510)	2,035
Total CCO Holdings member’s equity (deficit)	(813)	1,912

Noncontrolling interest	473	464
Total member’s equity (deficit)	(340)	2,376

Total liabilities and member’s equity (deficit)	$13,746	$14,446

The accompanying notes are an integral part of these consolidated financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)

	Year Ended December 31,
	2008	2007	2006

REVENUES	$6,479	$6,002	$5,504

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,792	2,620	2,438
Selling, general and administrative	1,401	1,289	1,165
Depreciation and amortization	1,310	1,328	1,354
Impairment of franchises	1,521	178	--
Asset impairment charges	--	56	159
Other operating (income) expenses, net	69	(17)	21

	7,093	5,454	5,137

Operating income (loss) from continuing operations	(614)	548	367

OTHER INCOME AND EXPENSES:
Interest expense, net	(818)	(776)	(766)
Change in value of derivatives	(62)	(46)	6
Loss on extinguishment of debt	--	(32)	(27)
Other expense, net	(19)	(24)	(4)

	(899)	(878)	(791)

Loss from continuing operations, before income tax expense	(1,513)	(330)	(424)

INCOME TAX BENEFIT (EXPENSE)	40	(20)	(7)

Loss from continuing operations	(1,473)	(350)	(431)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	--	--	238

Net loss	$(1,473)	$(350)	$(193)

The accompanying notes are an integral part of these consolidated financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY (DEFICIT)
(dollars in millions)

		Accumulated
		Other	Total
	Member’s	Comprehensive	Member's
	Equity (Deficit)	Income (Loss)	Equity (Deficit)

BALANCE, December 31, 2005	$5,042	$2	$5,044
Contributions	148	--	148
Distributions to parent company	(1,151)	--	(1,151)
Changes in fair value of interest rate agreements	--	(1)	(1)
Net loss	(193)	--	(193)

BALANCE, December 31, 2006	3,846	1	3,847
Distributions to parent company	(1,447)	--	(1,447)
Changes in fair value of interest rate agreements	--	(123)	(123)
Other	(14)	(1)	(15)
Net loss	(350)	--	(350)

BALANCE, December 31, 2007	2,035	(123)	1,912
Distributions to parent company	(1,072)	--	(1,072)
Changes in fair value of interest rate agreements	--	(180)	(180)
Net loss	(1,473)	--	(1,473)

BALANCE, December 31, 2008	$(510)	$(303)	$(813)

The accompanying notes are an integral part of these consolidated financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,473)	$(350)	$(193)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,310	1,328	1,362
Impairment of franchises	1,521	178	--
Asset impairment charges	--	56	159
Noncash interest expense	22	17	23
Change in value of derivatives	62	46	(6)
Deferred income taxes	(47)	12	--
(Gain) loss on sale of assets, net	13	(3)	(192)
Loss on extinguishment of debt	--	21	27
Other, net	48	20	16
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(1)	(33)	23
Prepaid expenses and other assets	--	(5)	1
Accounts payable, accrued expenses and other	(21)	31	(23)
Receivables from and payables to related party, including deferred management fees	33	55	41

Net cash flows from operating activities	1,467	1,373	1,238

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,202)	(1,244)	(1,103)
Change in accrued expenses related to capital expenditures	(39)	(2)	24
Proceeds from sale of assets, including cable systems	43	104	1,020
Other, net	(12)	(31)	(6)

Net cash flows from investing activities	(1,210)	(1,173)	(65)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,105	7,877	6,322
Borrowings from related parties	--	--	300
Repayments of long-term debt	(1,179)	(6,628)	(6,729)
Repayments to related parties	(115)	--	(20)
Payments for debt issuance costs	(38)	(33)	(18)
Contributions	--	--	148
Distributions	(1,072)	(1,447)	(1,151)
Other, net	(12)	5	--

Net cash flows from financing activities	689	(226)	(1,148)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	946	(26)	25
CASH AND CASH EQUIVALENTS, beginning of period	2	28	3

CASH AND CASH EQUIVALENTS, end of period	$948	$2	$28

CASH PAID FOR INTEREST	$774	$728	$718

NONCASH TRANSACTIONS:
Issuance of debt by Charter Communications Operating, LLC	$--	$--	$37
Retirement of Renaissance Media Group LLC debt	$--	$--	$(37)

The accompanying notes are an integral part of these consolidated financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

1.	Organization and Basis of Presentation

CCO Holdings, LLC (“CCO Holdings”) is a holding company whose principal assets at December 31, 2008 are the equity interests in its operating subsidiaries.  CCO Holdings is a direct subsidiary of CCH II, LLC (“CCH II”), which is an indirect subsidiary of Charter Communications Holdings, LLC (“Charter Holdings”).  Charter Holdings is an indirect subsidiary of Charter Communications, Inc. (“Charter”).  The consolidated financial statements include the accounts of CCO Holdings and all of its subsidiaries where the underlying operations reside, which are collectively referred to herein as the "Company."  All significant intercompany accounts and transactions among consolidated entities have been eliminated.

The Company is a broadband communications company operating in the United States.  The Company offers to residential and commercial customers traditional cable video programming (basic and digital video), high-speed Internet services, and telephone services, as well as advanced broadband services such as high definition television, Charter OnDemand™, and digital video recorder (“DVR”) service.  The Company sells its cable video programming, high-speed Internet, telephone, and advanced broadband services primarily on a subscription basis.  The Company also sells local advertising on cable networks.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies.  Actual results could differ from those estimates.

Reclassifications.  Certain prior year amounts have been reclassified to conform with the 2008 presentation.

2.	Liquidity and Capital Resources

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern.  The conditions noted below raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

On February 12, 2009, Charter announced that it had reached agreements in principle with certain holders of the Company’s parent companies’ notes (the “Noteholders”) holding approximately $4.1 billion in aggregate principal amount of notes issued by Charter’s subsidiaries, CCH I, LLC (“CCH I”) and CCH II.  Pursuant to separate restructuring agreements, dated February 11, 2009, entered into with each Noteholder (as amended, the “Restructuring Agreements”), on March 27, 2009, Charter and its subsidiaries, including CCO Holdings, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code to implement a restructuring pursuant to a joint plan of reorganization (the “Plan”) aimed at improving their capital structure (the “Proposed Restructuring”).  The filing of bankruptcy is an event of default under the Company’s indebtedness.  Refer to discussion of subsequent events regarding the Proposed Restructuring in Note 26.

During the fourth quarter of 2008, Charter Operating drew down all except $27 million of amounts available under the revolving credit facility.  During the first quarter of 2009, Charter Operating presented a qualifying draw notice to the banks under the revolving credit facility but was refused those funds.  Additionally, upon filing bankruptcy, Charter Operating will no longer have access to the revolving credit facility and will rely on cash on hand and cash flows from operating activities to fund our projected cash needs.  The Company’s and its parent companies’ projected cash needs and projected sources of liquidity depend upon, among other things, its actual results, the timing and amount of its expenditures, and the outcome of various matters in its Chapter 11 bankruptcy proceedings and financial restructuring.  The outcome of the Proposed Restructuring is subject to substantial risks.  See Note 26.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The Company incurred net losses of $1.5 billion, $350 million, and $193 million in 2008, 2007, and 2006, respectively.  The Company’s net cash flows from operating activities were $1.5 billion, $1.4 billion, and $1.2 billion for the years ending December 31, 2008, 2007, and 2006, respectively.

The Company's total debt as of December 31, 2008 was $11.8 billion, consisting of $8.6 billion of credit facility debt and $3.2 billion accreted value of high-yield notes.  In each of 2009, 2010, and 2011, $70 million of the Company’s debt matures.  In 2012 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.

The Company requires significant cash to fund debt service costs, capital expenditures and ongoing operations.  The Company has historically funded these requirements through cash flows from operating activities, borrowings under its credit facilities, equity contributions from its parent companies, proceeds from sales of assets, issuances of debt securities, and cash on hand.  However, the mix of funding sources changes from period to period. For the year ended December 31, 2008, the Company generated $1.5 billion of net cash flows from operating activities, after paying cash interest of $774 million.  In addition, the Company used $1.2 billion for purchases of property, plant and equipment.  Finally, the Company generated net cash flows from financing activities of $689 million, as a result of financing transactions and credit facility borrowings completed during the year ended December 31, 2008.  As of December 31, 2008, the Company had cash on hand of $948 million.

Although the Company has been able to refinance or otherwise fund the repayment of debt in the past, it may not be able to access additional sources of refinancing on similar terms or pricing as those that are currently in place, or at all, or otherwise obtain other sources of funding, especially given the recent volatility and disruption of the capital and credit markets and the deterioration of general economic conditions in recent months.

Limitations on Distributions

As long as Charter’s convertible senior notes remain outstanding and are not otherwise converted into shares of common stock, Charter must pay interest on the convertible senior notes and repay the principal amount.  Charter’s ability to make interest payments on its convertible senior notes, and to repay the outstanding principal of its convertible senior notes will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries.  As of December 31, 2008, Charter Holdco was owed $13 million in intercompany loans from Charter Communications Operating, LLC (“Charter Operating”) and had $1 million in cash, which amounts were available to pay interest and principal on Charter's convertible senior notes to the extent not otherwise used, for example, to satisfy maturities at Charter Holdings.  In addition, as long as Charter Holdco continues to hold the $137 million of Charter Holdings’ notes due 2009 and 2010 (as discussed further below), Charter Holdco will receive interest and principal payments from Charter Holdings to the extent Charter Holdings is able to make such payments.  Such amounts may be available to pay interest and principal on Charter’s convertible senior notes, although Charter Holdco may use those amounts for other purposes.

Distributions by Charter’s subsidiaries to a parent company for payment of principal on parent company notes, are restricted under the indentures governing the Company’s and its parent companies’ notes, and under the CCO Holdings credit facility, unless there is no default under the applicable indenture and credit facilities, and unless each applicable subsidiary’s leverage ratio test is met at the time of such distribution.  For the quarter ended December 31, 2008, there was no default under any of these indentures or credit facilities.  However, certain of Charter’s subsidiaries did not meet their applicable leverage ratio tests based on December 31, 2008 financial results.  As a result, distributions from certain of Charter’s subsidiaries to their parent companies would have been restricted at such time and will continue to be restricted unless those tests are met.  Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in its credit facilities.

Distributions by CIH, CCH I, CCH II, CCO Holdings, and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures and CCO Holdings and Charter Operating credit facilities.

The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on Charter’s convertible senior notes, only if, after giving effect to the

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures, and other specified tests are met.  For the quarter ended December 31, 2008, there was no default under Charter Holdings’ indentures, the other specified tests were met, and Charter Holdings met its leverage ratio test based on December 31, 2008 financial results.  Such distributions would be restricted, however, if Charter Holdings fails to meet these tests at the time of the contemplated distribution.  In the past, Charter Holdings has from time to time failed to meet this leverage ratio test.  There can be no assurance that Charter Holdings will satisfy these tests at the time of the contemplated distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter, up to an amount determined by a formula, as long as there is no default under the indentures.

In addition to the limitation on distributions under the various indentures discussed above, distributions by Charter’s subsidiaries, including the Company, may be limited by applicable law.  Under the Delaware Limited Liability Company Act, Charter’s subsidiaries may only make distributions if they have “surplus” as defined in the act.  Under fraudulent transfer laws, Charter’s subsidiaries may not pay dividends if they are insolvent or are rendered insolvent thereby.  The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;
•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

It is uncertain whether Charter’s subsidiaries, including the Company, will have, at the relevant times, sufficient surplus at the relevant subsidiaries to make distributions, including for payments of interest and principal on the debts of the parents of such entities, and there can otherwise be no assurance that Charter’s subsidiaries will not become insolvent or will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service parent company indebtedness.

3.	Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  These investments are carried at cost, which approximates market value.  Cash and cash equivalents consist primarily of money market funds and commercial paper.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities.  While the Company’s capitalization is based on specific activities, once capitalized, costs are tracked by fixed asset category at the cable system level and not on a specific asset basis.  For assets that are sold or retired, the estimated historical cost and related accumulated depreciation is removed.  Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized.  Costs capitalized as part of initial customer installations include materials, labor, and certain indirect costs.  Indirect costs are associated with the activities of the Company’s personnel who assist in connecting and activating the new service and consist of compensation and indirect costs associated with these support functions.  Indirect costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities.  The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred.  Costs for repairs and maintenance are charged to operating expense as

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

incurred, while plant and equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

Depreciation is recorded using the straight-line composite method over management’s estimate of the useful lives of the related assets as follows:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture, fixtures and equipment	5 years

Asset Retirement Obligations

Certain of the Company’s franchise agreements and leases contain provisions requiring the Company to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed.  The Company expects to continually renew its franchise agreements and has concluded that substantially all of the related franchise rights are indefinite lived intangible assets.  Accordingly, the possibility is remote that the Company would be required to incur significant restoration or removal costs related to these franchise agreements in the foreseeable future.  Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143, requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made.  The Company has not recorded an estimate for potential franchise related obligations but would record an estimated liability in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed.  The Company also expects to renew many of its lease agreements related to the continued operation of its cable business in the franchise areas.  For the Company’s lease agreements, the estimated liabilities related to the removal provisions, where applicable, have been recorded and are not significant to the financial statements.

Franchises

Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems.  Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets. All franchises that qualify for indefinite-life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually or more frequently as warranted by events or changes in circumstances (see Note 7).  The Company concluded that substantially all of its franchises qualify for indefinite-life treatment.  Costs incurred in renewing cable franchises are deferred and amortized over 10 years.

Other Noncurrent Assets

Other noncurrent assets primarily include deferred financing costs, investments in equity securities and goodwill.  Costs related to borrowings are deferred and amortized to interest expense over the terms of the related borrowings.

Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.  The Company recognizes losses for any decline in value considered to be other than temporary.

Valuation of Property, Plant and Equipment

The Company evaluates the recoverability of long-lived assets to be held and used for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Such events or changes in circumstances could include such factors as impairment of the Company’s indefinite life franchise under

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results.  If a review indicates that the carrying value of such asset is not recoverable from estimated undiscounted cash flows, the carrying value of such asset is reduced to its estimated fair value.  While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its evaluations of asset recoverability.  No impairments of long-lived assets to be held and used were recorded in 2008, 2007, and 2006; however, approximately $56 million and $159 million of impairment on assets held for sale was recorded for the years ended December 31, 2007 and 2006, respectively (see Note 4).

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.  For those instruments which qualify as hedging activities, related gains or losses are recorded in accumulated other comprehensive income (loss).  For all other derivative instruments, the related gains or losses are recorded in the statements of operations.  The Company uses interest rate swap agreements to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates.  The Company’s policy is to manage its exposure to fluctuations in interest rates by maintaining a mix of fixed and variable rate debt within a targeted range.  Using interest rate swap agreements, the Company agrees to exchange, at specified intervals through 2013, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts.  At the banks’ option, certain interest rate swap agreements may be extended through 2014.  The Company does not hold or issue any derivative financial instruments for trading purposes.

Revenue Recognition

Revenues from residential and commercial video, high-speed Internet and telephone services are recognized when the related services are provided.  Advertising sales are recognized at estimated realizable values in the period that the advertisements are broadcast.  Franchise fees imposed by local governmental authorities are collected on a monthly basis from the Company’s customers and are periodically remitted to local franchise authorities.  Franchise fees of $187 million, $177 million, and $179 million for the years ended December 31, 2008, 2007, and 2006, respectively, are reported in other revenues, on a gross basis with a corresponding operating expense.  Sales taxes collected and remitted to state and local authorities are recorded on a net basis.

The Company’s revenues by product line are as follows:

	Year Ended December 31,
	2008	2007	2006

Video	$3,463	$3,392	$3,349
High-speed Internet	1,356	1,243	1,047
Telephone	555	345	137
Commercial	392	341	305
Advertising sales	308	298	319
Other	405	383	347

	$6,479	$6,002	$5,504

Programming Costs

The Company has various contracts to obtain basic, digital and premium video programming from program suppliers whose compensation is typically based on a flat fee per customer.  The cost of the right to exhibit network programming under such arrangements is recorded in operating expenses in the month the programming is available for exhibition.  Programming costs are paid each month based on calculations performed by the Company and are subject to periodic audits performed by the programmers.  Certain programming contracts contain incentives to be

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

paid by the programmers.  The Company receives these payments related to the activation of the programmer’s cable television channel and recognizes the incentives on a straight-line basis over the life of the programming agreement as a reduction of programming expense.  This offset to programming expense was $33 million, $25 million, and $32 million for the years ended December 31, 2008, 2007, and 2006, respectively.  As of December 31, 2008 and 2007, the deferred amounts of such economic consideration, included in other long-term liabilities, were $61 million and $90 million, respectively.  Programming costs included in the accompanying statement of operations were $1.6 billion, $1.6 billion, and $1.5 billion for the years ended December 31, 2008, 2007, and 2006, respectively.

Advertising Costs

Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred.  Such advertising expense was $229 million, $187 million, and $131 million for the years ended December 31, 2008, 2007, and 2006, respectively.

Multiple-Element Transactions

In the normal course of business, the Company enters into multiple-element transactions where it is simultaneously both a customer and a vendor with the same counterparty or in which it purchases multiple products and/or services, or settles outstanding items contemporaneous with the purchase of a product or service from a single counterparty.  Transactions, although negotiated contemporaneously, may be documented in one or more contracts.  The Company’s policy for accounting for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold.  In determining the fair value of the respective elements, the Company refers to quoted market prices (where available), historical transactions or comparable cash transactions.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123(R), Share – Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.  The Company recorded $33 million, $18 million, and $13 million of option compensation expense which is included in general and administrative expenses for the years ended December 31, 2008, 2007, and 2006, respectively.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.  The following weighted average assumptions were used for grants during the years ended December 31, 2008, 2007, and 2006, respectively; risk-free interest rates of 3.5%, 4.6%, and 4.6%; expected volatility of 88.1%, 70.3%, and 87.3% based on historical volatility; and expected lives of 6.3 years, 6.3 years, and 6.3 years, respectively.  The valuations assume no dividends are paid.

Income Taxes

CCO Holdings is a single member limited liability company not subject to income tax.  CCO Holdings holds all operations through indirect subsidiaries.  The majority of these indirect subsidiaries are limited liability companies that are also not subject to income tax.  However, certain of the limited liability companies are subject to state income tax.  In addition, certain of CCO Holdings’ indirect subsidiaries are corporations that are subject to income tax.  The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of these indirect corporate subsidiaries’ assets and liabilities and expected benefits of utilizing net operating loss carryforwards.  The impact on deferred taxes of changes in tax rates and tax law, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 20).

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Charter, our indirect parent company, is subject to income taxes.  Accordingly, in addition to the Company’s deferred tax liabilities, Charter has recorded net deferred tax liabilities of approximately $379 million related to their approximate 53% investment in Charter Holdco which is not reflected at the Company.

Segments

SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company’s operations are managed on the basis of geographic operating segments.  The Company has evaluated the criteria for aggregation of the geographic operating segments under paragraph 17 of SFAS No. 131 and believes it meets each of the respective criteria set forth.  The Company delivers similar products and services within each of its geographic operations.  Each geographic service area utilizes similar means for delivering the programming of the Company’s services; have similarity in the type or class of customer receiving the products and services; distributes the Company’s services over a unified network; and operates within a consistent regulatory environment.  In addition, each of the geographic operating segments has similar economic characteristics.  In light of the Company’s similar services, means for delivery, similarity in type of customers, the use of a unified network and other considerations across its geographic operating structure, management has determined that the Company has one reportable segment, broadband services.

4.	Sale of Assets

In 2006, the Company sold certain cable television systems serving approximately 356,000 video customers in 1) West Virginia and Virginia to Cebridge Connections, Inc. (the “Cebridge Transaction”); 2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications (the “New Wave Transaction”) and 3) Nevada, Colorado, New Mexico and Utah to Orange Broadband Holding Company, LLC (the “Orange Transaction”) for a total sales price of approximately $971 million.  The Company used the net proceeds from the asset sales to reduce borrowings, but not commitments, under the revolving portion of the Company’s credit facilities.  These cable systems met the criteria for assets held for sale.  As such, the assets were written down to fair value less estimated costs to sell, resulting in asset impairment charges during the year ended December 31, 2006 of approximately $99 million related to the New Wave Transaction and the Orange Transaction.  The Company determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations.  Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax, for the year ended December 31, 2006, including a gain of $200 million on the sale of cable systems.

Summarized consolidated financial information for the years ended December 31, 2006 for the West Virginia and Virginia cable systems is as follows:

Year Ended December 31, 2006
Revenues	$109
Income before income taxes	$238
Income tax expense	$(22)
Net income	$216
Earnings per common share, basic and diluted	$0.65

In 2007 and 2006, the Company recorded asset impairment charges of $56 million and $60 million, respectively, related to other cable systems meeting the criteria of assets held for sale.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

5.      Allowance for Doubtful Accounts

Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

	Year Ended December 31,
	2008	2007	2006

Balance, beginning of year	$18	$16	$17
Charged to expense	122	107	89
Uncollected balances written off, net of recoveries	(122)	(105)	(90)

Balance, end of year	$18	$18	$16

6.	Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31, 2008 and 2007:

	2008	2007

Cable distribution systems	$7,008	$6,697
Customer equipment and installations	4,057	3,740
Vehicles and equipment	256	257
Buildings and leasehold improvements	439	426
Furniture, fixtures and equipment	390	384

	12,150	11,504
Less: accumulated depreciation	(7,191)	(6,432)

	$4,959	$5,072

The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future.  A significant change in assumptions about the extent or timing of future asset retirements, or in the Company’s use of new technology and upgrade programs, could materially affect future depreciation expense.  In 2007, the Company changed the useful lives of certain property, plant, and equipment based on technological changes.  The change in useful lives reduced depreciation expense by approximately $81 million and $8 million during 2008 and 2007, respectively.

Depreciation expense for each of the years ended December 31, 2008, 2007, and 2006 was $1.3 billion.

7.      Franchises, Goodwill and Other Intangible Assets

Franchise rights represent the value attributed to agreements or authorizations with local and state authorities that allow access to homes in cable service areas.  Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets.  Franchises that qualify for indefinite-life treatment under SFAS No. 142 are tested for impairment annually, or more frequently as warranted by events or changes in circumstances.  Franchises are aggregated into essentially inseparable units of accounting to conduct the valuations.  The units of accounting generally represent geographical clustering of the Company’s cable systems into groups by which such systems are managed.  Management believes such grouping represents the highest and best use of those assets.  The Company has historically assessed that its divisional operations were the appropriate level at which the Company’s franchises should be evaluated.  Based on certain organizational changes in 2008, the Company determined that the appropriate units of accounting for franchises are now the individual market area, which is a level below the Company’s geographic divisional groupings previously used.  The organizational change in 2008 consolidated the Company’s three divisions to two operating groups and put more management focus on the individual market areas.  The

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Company completed its impairment assessment as of December 31, 2008 upon completion of its 2009 budgeting process.  Largely driven by the impact of the current economic downturn along with increased competition, the Company lowered its projected revenue and expense growth rates, and accordingly revised its estimates of future cash flows as compared to those used in prior valuations.  As a result, the Company recorded $1.5 billion of impairment for the year ended December 31, 2008.   The Company recorded $178 million of impairment for the year ended December 31, 2007.  The valuation completed for 2006 showed franchise fair values in excess of book value, and thus resulted in no impairment.

The Company’s valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships, and its total entity value.  The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.

Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services, such as interactivity and telephone, to the potential customers (service marketing rights).  Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts.  The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained (less the anticipated customer churn), and the new services added to those customers in future periods.  The sum of the present value of the franchises' after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise.

Customer relationships, for valuation purposes, represent the value of the business relationship with existing customers (less the anticipated customer churn), and are calculated by projecting future after-tax cash flows from these customers, including the right to deploy and market additional services to these customers.  The present value of these after-tax cash flows yields the fair value of the customer relationships.  Substantially all acquisitions occurred prior to January 1, 2002.  The Company did not record any value associated with the customer relationship intangibles related to those acquisitions.  For acquisitions subsequent to January 1, 2002, the Company did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.

As of December 31, 2008 and 2007, indefinite-lived and finite-lived intangible assets are presented in the following table:

	December 31,
	2008			2007
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$7,377	$--	$7,377	$8,929	$--	$8,929
Goodwill	68	--	68	67	--	67

	$7,445	$--	$7,445	$8,996	$--	$8,996

Finite-lived intangible assets:
Franchises with finite lives	$16	$9	$7	$23	$10	$13
Other intangible assets	71	41	30	97	73	24
	$87	$50	$37	$120	$83	$37

Franchise amortization expense represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals.  During the year ended December 31, 2008, the net carrying amount of indefinite-lived franchises was reduced by $1.5 billion as a result of the impairment of franchises discussed above, $32 million related to cable asset sales completed in 2008, and $4 million as a result of the finalization of purchase accounting related to cable asset acquisitions.  Additionally, during the year ended December 31, 2008, approximately $5 million of franchises that were previously classified as finite-lived were reclassified to indefinite-lived, based on management’s assessment when these franchises migrated to

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

state-wide franchising.  For the year ended December 31, 2007, the net carrying amount of indefinite-lived franchises was reduced by $178 million as a result of the impairment of franchises discussed above, $77 million related to cable asset sales completed in 2007, and $56 million as a result of the asset impairment charges recorded related to these cable asset sales.  These decreases were offset by $33 million of franchises added as a result of acquisitions of cable assets.

Franchise amortization expense for the years ended December 31, 2008, 2007, and 2006 was $2 million, $3 million, and $2 million, respectively.  During the year ended December 31, 2008, the net carrying amount of finite-lived franchises increased $1 million as a result of costs incurred associated with franchise renewals.  Other intangible assets amortization expense for the years ended December 31, 2008, 2007 and 2006 was $5 million, $4 million, and $4 million, respectively.  The Company expects that amortization expense on franchise assets and other intangible assets will be approximately $7 million annually for each of the next five years.  Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

8.      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31, 2008 and 2007:

	2008	2007

Accounts payable – trade	$86	$116
Accrued capital expenditures	56	95
Accrued expenses:
Interest	122	120
Programming costs	305	273
Franchise related fees	60	66
Compensation	80	75
Other	200	184

	$909	$929

9.	Long-Term Debt

Long-term debt consists of the following as of December 31, 2008 and 2007:

	2008		2007
	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value
CCO Holdings, LLC:
8 3/4% senior notes due November 15, 2013	$800	$796	$800	$795
Credit facility	350	350	350	350
Charter Communications Operating, LLC:
8.000% senior second-lien notes due April 30, 2012	1,100	1,100	1,100	1,100
8 3/8% senior second-lien notes due April 30, 2014	770	770	770	770
10.875% senior second-lien notes due September 15, 2014	546	527	--	--
Credit facilities	8,246	8,246	6,844	6,844
Total Debt	$11,812	$11,789	$9,864	$9,859
Less: Current Portion	70	70	--	--
Long-Term Debt	$11,742	$11,719	$9,864	$9,859

The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale, plus the accretion to the balance sheet date.  However, the current accreted value for

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due) is equal to the principal amount of notes.  See Note 26 related to the Proposed Restructuring.

CCO Holdings Notes

The CCO Holdings notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp.  The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating notes and the Charter Operating credit facilities.

On or after November 15, 2008, the issuers of the CCO Holdings 8 ¾% senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings 8 ¾% senior notes redeemed, plus, in each case, any accrued and unpaid interest.

In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

Charter Operating Notes

The Charter Operating notes are senior debt obligations of Charter Operating and Charter Communications Operating Capital Corp.  To the extent of the value of the collateral (but subject to the prior lien of the credit facilities), they rank effectively senior to all of Charter Operating’s future unsecured senior indebtedness.  The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings).  CCO Holdings and those subsidiaries of Charter Operating that are guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations, guarantee the Charter Operating notes.

Charter Operating may, at any time and from time to time, at their option, redeem the outstanding 8% second lien notes due 2012, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on an 8% senior second-lien note due 2012 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such Note.

On or after April 30, 2009, Charter Operating may redeem all or a part of the 8 3/8% senior second lien notes at a redemption price that declines ratably from the initial redemption price of 104.188% to a redemption price on or after April 30, 2012 of 100% of the principal amount of the 8 3/8% senior second lien notes redeemed plus in each case accrued and unpaid interest.

In March 2008, Charter Operating issued $546 million principal amount of 10.875% senior second-lien notes due 2014, guaranteed by CCO Holdings and certain other subsidiaries of Charter Operating, in a private transaction.  Net proceeds from the senior second-lien notes were used to reduce borrowings, but not commitments, under the revolving portion of the Charter Operating credit facilities.

The Charter Operating 10.875% senior second-lien notes may be redeemed at the option of Charter Operating on or after varying dates, in each case at a premium, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on a 10.875% senior second-lien note due 2014 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such note.  The Charter Operating 10.875% senior second-lien notes may be redeemed at any time on or after March 15, 2012 at specified prices.  In the event of specified change of control events, Charter Operating must offer to purchase the Charter

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Operating 10.875% senior second-lien notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.

High-Yield Restrictive Covenants; Limitation on Indebtedness.

The indentures governing the CCO Holdings and Charter Operating notes contain certain covenants that restrict the ability of CCO Holdings, CCO Holdings Capital Corp., Charter Operating, Charter Communications Operating Capital Corp., and all of their restricted subsidiaries to:

•	incur additional debt;
•	pay dividends on equity or repurchase equity;
•	make investments;
•	sell all or substantially all of their assets or merge with or into other companies;
•	sell assets;
•	enter into sale-leasebacks;
•
in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the bond issuers, guarantee their parent companies debt, or issue specified equity interests;

•	engage in certain transactions with affiliates; and
•	grant liens.

CCO Holdings Credit Facility

The CCO Holdings credit facility consists of a $350 million term loan.  The term loan matures on September 6, 2014.  The CCO Holdings credit facility also allows the Company to enter into incremental term loans in the future, maturing on the dates set forth in the notices establishing such term loans, but no earlier than the maturity date of the existing term loans.  However, no assurance can be given that the Company could obtain such incremental term loans if CCO Holdings sought to do so.  Borrowings under the CCO Holdings credit facility bear interest at a variable interest rate based on either LIBOR or a base rate plus, in either case, an applicable margin.  The applicable margin for LIBOR term loans, other than incremental loans, is 2.50% above LIBOR.  The applicable margin with respect to the incremental loans is to be agreed upon by CCO Holdings and the lenders when the incremental loans are established.  The CCO Holdings credit facility is secured by the equity interests of Charter Operating, and all proceeds thereof.

Charter Operating Credit Facilities

The Charter Operating credit facilities provide borrowing availability of up to $8.0 billion as follows:

•
a term loan with an initial total principal amount of $6.5 billion, which is repayable in equal quarterly installments, commencing March 31, 2008, and aggregating in each loan year to 1% of the original amount of the term loan, with the remaining balance due at final maturity on March 6, 2014; and

•	a revolving line of credit of $1.5 billion, with a maturity date on March 6, 2013.

The Charter Operating credit facilities also allow the Company to enter into incremental term loans in the future with an aggregate amount of up to $1.0 billion, with amortization as set forth in the notices establishing such term loans, but with no amortization greater than 1% prior to the final maturity of the existing term loan.  In March 2008, Charter Operating borrowed $500 million principal amount of incremental term loans (the “Incremental Term Loans”) under the Charter Operating credit facilities. The Incremental Term Loans have a final maturity of March 6, 2014 and prior to this date will amortize in quarterly principal installments totaling 1% annually beginning on June 30, 2008.  The Incremental Term Loans bear interest at LIBOR plus 5.0%, with a LIBOR floor of 3.5%, and are otherwise governed by and subject to the existing terms of the Charter Operating credit facilities.   Net proceeds from the Incremental Term Loans were used for general corporate purposes.  Although the Charter Operating credit facilities allow for the incurrence of up to an additional $500 million in incremental term loans, no assurance can be given that additional incremental term loans could be obtained in the future if Charter Operating sought to do so especially after filing a Chapter 11 bankruptcy proceeding on March 27, 2009.  See Note 26.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate (1.46% to 3.50% as of December 31, 2008 and 4.87% to 5.24% as of December 31, 2007), as defined, plus a margin for Eurodollar loans of up to 2.00% for the revolving credit facility and 2.00% for the term loan, and quarterly commitment fee of 0.5% per annum is payable on the average daily unborrowed balance of the revolving credit facility.

The obligations of Charter Operating under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for certain subsidiaries, including immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”).  The Obligations are also secured by (i) a lien on substantially all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.

As of December 31, 2008, outstanding borrowings under the Charter Operating credit facilities were approximately $8.2 billion and the unused total potential availability was approximately $27 million.

Credit Facilities — Restrictive Covenants

Charter Operating Credit Facilities

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type.  The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter.  Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.

The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the Charter convertible notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the CCO Holdings credit facility, and the Charter Operating senior second-lien notes, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities.  Conditions to future borrowings include absence of a default or an event of default under the Charter Operating credit facilities, and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2005 of any event, development, or circumstance that has had or could reasonably be expected to have a material adverse effect on the Company’s business.

The events of default under the Charter Operating credit facilities include, among other things:

•	the failure to make payments when due or within the applicable grace period,
•
the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements for Charter Operating with an unqualified opinion from the Company’s independent accountants and without a “going concern” or like qualification or exception.

•
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in amounts in excess of $100 million in aggregate principal amount,

•
the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

•
Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

•
the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating, and

•	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CCO Holdings Credit Facility

The CCO Holdings credit facility contains covenants that are substantially similar to the restrictive covenants for the CCO Holdings notes.  The CCO Holdings credit facility contains provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.  The CCO Holdings credit facility permits CCO Holdings and its subsidiaries to make distributions to pay interest on the Charter convertible senior notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the CCO Holdings credit facility.

Based upon outstanding indebtedness as of December 31, 2008, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, total future principal payments on the total borrowings under all debt agreements as of December 31, 2008, are as follows:

Year	Amount

2009	$70
2010	70
2011	70
2012	1,170
2013	2,185
Thereafter	8,247

$11,812

10.	Loans Payable – Related Party

Loans payable-related party as of December 31, 2008 consists of loans from Charter Holdco and CCH II to the Company of $13 million and $227 million, respectively.  Loans payable-related party as of December 31, 2007 consists of loans from Charter Holdco and CCH II to Charter Operating of $123 million and $209 million, respectively.

11.      Temporary Equity

Temporary equity represents Mr. Allen’s 5.6% membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of the Company, of $203 million and $199 million as of December 31, 2008 and 2007, respectively.  Mr. Allen’s CC VIII interest is classified as temporary equity as a result of Mr. Allen’s ability to put his interest to the Company upon a change in control.

12.      Noncontrolling Interest

Noncontrolling interest represents CCH I’s 13% membership interests in CC VIII of $473 million and $464 million as of December 31, 2008 and 2007, respectively. Noncontrolling interest in the accompanying condensed consolidated statements of operations represents the 2% accretion of the preferred membership interest in CC VIII plus approximately 18.6% of CC VIII’s income, inclusive of Mr. Allen’s 5.6% membership interest accounted for as temporary equity.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

13.      Comprehensive Loss

The Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss.  Comprehensive loss for the years ended December 31, 2008, 2007, and 2006 was $1.7 billion, $474 million, and $194 million, respectively.

14.      Accounting for Derivative Instruments and Hedging Activities

The Company uses interest rate swap agreements to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates.  The Company’s policy is to manage its exposure to fluctuations in interest rates by maintaining a mix of fixed and variable rate debt within a targeted range.  Using interest rate swap agreements, the Company agrees to exchange, at specified intervals through 2013, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts.  At the banks’ option, certain interest rate swap agreements may be extended through 2014.

The Company’s hedging policy does not permit it to hold or issue derivative instruments for speculative trading purposes.  The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments.  Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments.  For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations.  The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting.  For the years ended December 31, 2008, 2007, and 2006, change in value of derivatives includes gains of $0, $0, and $2 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements.  This ineffectiveness arises from differences between critical terms of the agreements and the related hedged obligations.

Changes in the fair value of interest rate agreements that are designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations, and that meet the effectiveness criteria specified by SFAS No. 133 are reported in accumulated other comprehensive loss.  For the years ended December 31, 2008, 2007, and 2006, losses of $180 million, $123 million and $1 million, respectively, related to derivative instruments designated as cash flow hedges, were recorded in accumulated other comprehensive loss.  The amounts are subsequently reclassified as an increase or decrease to interest expense in the same periods in which the related interest on the floating-rate debt obligations affects earnings (losses).

Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133.  However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk.  Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as a change in value of derivatives in the Company’s consolidated statements of operations.  For the years ended December 31, 2008, 2007, and 2006, change in value of derivatives includes losses of $62 million and $46 million and gains of $4 million, respectively, resulting from interest rate derivative instruments not designated as hedges.

As of December 31, 2008, 2007, and 2006, the Company had outstanding $4.3 billion, $4.3 billion, and $1.7 billion, in notional amounts of interest rate swaps outstanding.  The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss.  The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

15.      Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of December 31, 2008 and 2007 using available market information or other appropriate valuation methodologies.  Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments.

The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements adjusted for Charter Operating’s credit risk.  Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements.  In addition, some of the interest rate agreements are with certain of the participating banks under the Company’s credit facilities, thereby reducing the exposure to credit loss.  The Company has policies regarding the financial stability and credit standing of major counterparties.  Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company’s consolidated financial condition or results of operations.

The estimated fair value of the Company’s notes at December 31, 2008 and 2007 are based on quoted market prices and the fair value of the credit facilities is based on dealer quotations.

A summary of the carrying value and fair value of the Company’s debt at December 31, 2008 and 2007 is as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Debt
CCO Holdings debt	$796	$505	$795	$761
Charter Operating debt	2,397	1,923	1,870	1,807
Credit facilities	8,596	6,187	7,194	6,723

The Company adopted SFAS No. 157, Fair Value Measurements, on its financial assets and liabilities effective January 1, 2008, and has an established process for determining fair value.  The Company has deferred adoption of SFAS No. 157 on its nonfinancial assets and liabilities including fair value measurements under SFAS No. 142 and SFAS No. 144 of franchises, goodwill, property, plant, and equipment, and other long-term assets until January 1, 2009 as permitted by FASB Staff Position (“FSP”) 157-2.  Fair value is based upon quoted market prices, where available.  If such valuation methods are not available, fair value is based on internally or externally developed models using market-based or independently-sourced market parameters, where available.  Fair value may be subsequently adjusted to ensure that those assets and liabilities are recorded at fair value.  The Company’s methodology may produce a fair value that may not be indicative of net realizable value or reflective of future fair values, but the Company believes its methods are appropriate and consistent with other market peers.  The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value estimate as of the Company’s reporting date.

SFAS No. 157 establishes a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Interest rate derivatives are valued using a present value calculation based on an implied forward LIBOR curve (adjusted for Charter Operating’s credit risk) and are classified within level 2 of the valuation hierarchy.  The Company’s interest rate derivatives are accounted for at fair value on a recurring basis and totaled $411 million and

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

$169 million as of December 31, 2008 and 2007, respectively.  The weighted average interest pay rate for the Company’s interest rate swap agreements was 4.93% and 4.93% at December 31, 2008 and 2007, respectively.

16.      Other Operating (Income) Expenses, Net

Other operating (income) expenses, net consist of the following for the years presented:

	Year Ended December 31,
	2008	2007	2006

(Gain) loss on sale of assets, net	$13	$(3)	$8
Special charges, net	56	(14)	13

	$69	$(17)	$21

(Gain) loss on sale of assets, net

(Gain) loss on sale of assets represents the (gain) loss recognized on the sale of fixed assets and cable systems.

Special charges, net

Special charges, net for the year ended December 31, 2008 includes severance charges and litigation related items, including settlement costs associated with the Sjoblom litigation (see Note 22), offset by favorable insurance settlements related to hurricane Katrina claims.  Special charges, net for the year ended December 31, 2007, primarily represents favorable legal settlements of approximately $20 million offset by severance associated with the closing of call centers and divisional restructuring.  Special charges, net for the year ended December 31, 2006 primarily represent severance associated with the closing of call centers and divisional restructuring.

17.      Loss on Extinguishment of Debt

	Year Ended December 31,
	2008	2007	2006

CCO Holdings notes redemption	$--	$(19)	$--
Charter Operating credit facilities refinancing	--	(13)	(27)

	$--	$(32)	$(27)

In April 2007, CCO Holdings redeemed $550 million of its senior floating rate notes due December 15, 2010 resulting in a loss on extinguishment of debt of approximately $19 million for the year ended December 31, 2007, included in loss on extinguishment of debt on the Company’s consolidated statements of operations.

In March 2007, Charter Operating refinanced its facilities resulting in a loss on extinguishment of debt for the year ended December 31, 2007 of approximately $13 million included in loss on extinguishment of debt on the Company’s consolidated statements of operations.

In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility.  In addition, the refinancing reduced margins on Eurodollar rate term loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously.  Concurrent with this refinancing, the CCO Holdings bridge loan was terminated.  The refinancing resulted in a loss on extinguishment of debt for the year ended December 31, 2006 of approximately $27 million.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

18.           Other Expense, Net

Other expense, net consists of the following for years presented:

	Year Ended December 31,
	2008	2007	2006

Noncontrolling interest (Note 11 and 12)	$(13)	$(22)	$(20)
Gain (loss) on investment	(1)	(2)	13
Other, net	(5)	--	3

	$(19)	$(24)	$(4)

19.      Stock Compensation Plans

Charter has stock compensation plans (the “Plans”) which provide for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (shares of restricted stock not to exceed 20.0 million shares of Charter Class A common stock), as each term is defined in the Plans.  Employees, officers, consultants and directors of Charter and its subsidiaries and affiliates are eligible to receive grants under the Plans.  The 2001 Stock Incentive Plan allows for the issuance of up to a total of 90.0 million shares of Charter Class A common stock (or units convertible into Charter Class A common stock).

Under Charter's Long-Term Incentive Program (“LTIP”), a program administered under the 2001 Stock Incentive Plan, employees of Charter and its subsidiaries whose pay classifications exceeded a certain level were eligible in 2006 and 2007 to receive stock options, and more senior level employees were eligible to receive stock options and performance units.  The stock options vest 25% on each of the first four anniversaries of the date of grant.  Generally, options expire 10 years from the grant date.  The performance units became performance shares on or about the first anniversary of the grant date, conditional upon Charter's performance against financial performance measures established by Charter’s management and approved by its board of directors as of the time of the award.  The performance shares become shares of Charter Class A common stock on the third anniversary of the grant date of the performance units.  In March 2008, Charter adopted the 2008 incentive program to allow for the issuance of performance units and restricted stock under the 2001 Stock Incentive Plan and for the issuance of performance cash.  Under the 2008 incentive program, subject to meeting performance criteria, performance units and performance cash are deposited into a performance bank of which one-third of the balance is paid out each year.  Restricted stock granted under this program vests annually over a three-year period beginning from the date of grant.  During the year ended December 31, 2008, Charter granted $8 million of performance cash under Charter’s 2008 incentive program and recognized $2 million of expense for the year ended December 31, 2008.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

A summary of the activity for Charter’s stock options for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of period	25,682	$4.02	26,403	$3.88	29,127	$4.47
Granted	45	1.19	4,549	2.77	6,065	1.28
Exercised	(53)	1.18	(2,759)	1.57	(1,049)	1.41
Cancelled	(3,630)	5.27	(2,511)	2.98	(7,740)	4.39

Outstanding, end of period	22,044	$3.82	25,682	$4.02	26,403	$3.88

Weighted average remaining contractual life	6 years		7 years		8 years

Options exercisable, end of period	15,787	$4.53	13,119	$5.88	10,984	$6.62

Weighted average fair value of options granted	$0.90		$1.86		$0.96

The following table summarizes information about Charter’s stock options outstanding and exercisable as of December 31, 2008 (amounts in thousands, except per share data):

			Options Outstanding			Options Exercisable
				Weighted-			Weighted-
				Average	Weighted-		Average	Weighted-
				Remaining	Average		Remaining	Average
Range of			Number	Contractual	Exercise	Number	Contractual	Exercise
Exercise Prices			Outstanding	Life	Price	Exercisable	Life	Price

$1.00	—	$1.36	8,278	7 years	1.17	5,528	7 years	1.17
$1.53	—	$1.96	2,821	6 years	1.55	2,178	6 years	1.55
$2.66	—	$3.35	4,981	7 years	2.89	2,229	6 years	2.92
$4.30	—	$5.17	3,566	5 years	5.00	3,454	5 years	5.02
$9.13	—	$12.27	1,008	3 years	11.19	1,008	3 years	11.19
$13.96	—	$20.73	1,168	1 year	18.41	1,168	1 year	18.41
$21.20	—	$23.09	222	2 years	22.86	222	2 years	22.86

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

A summary of the activity for Charter’s restricted Class A common stock for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant		Grant		Grant
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of period	4,112	$2.87	3,033	$1.96	4,713	$2.08
Granted	10,761	0.85	2,753	3.64	906	1.28
Vested	(2,298)	2.36	(1,208)	1.83	(2,278)	1.62
Cancelled	(566)	1.57	(466)	4.37	(308)	4.37

Outstanding, end of period	12,009	$1.21	4,112	$2.87	3,033	$1.96

A summary of the activity for Charter’s performance units and shares for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant		Grant		Grant
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of period	28,013	$2.16	15,206	$1.27	5,670	$3.09
Granted	10,137	0.84	14,797	2.95	13,745	1.22
Vested	(1,562)	1.49	(41)	1.23	--	--
Cancelled	(3,551)	2.08	(1,949)	1.51	(4,209)	3.58

Outstanding, end of period	33,037	$1.80	28,013	$2. 16	15,206	$1.27

As of December 31, 2008, deferred compensation remaining to be recognized in future periods totaled $41 million.

In the first quarter of 2009, the majority of restricted stock and performance units and shares were forfeited, and the remaining will be cancelled in connection with the Proposed Restructuring.  See Note 26.

20.      Income Taxes

CCO Holdings is a single member limited liability company not subject to income tax.  CCO Holdings holds all operations through indirect subsidiaries.  The majority of these indirect subsidiaries are limited liability companies that are not subject to income tax.  However, certain of the limited liability companies are subject to state income tax.  In addition, certain of CCO Holdings’ indirect subsidiaries are corporations that are subject to income tax.

For the year ended December 31, 2008, the Company recorded income tax benefit related to decreases in deferred tax liabilities of certain of its indirect subsidiaries attributable to the write-down of franchise assets for financial statement purposes and not for tax purposes.  For the years ended December 31, 2007 and 2006, the Company recorded income tax expense related to increases in deferred tax liabilities and current federal and state income taxes primarily related to differences in accounting for franchises at our indirect corporate subsidiaries and limited liability companies that are subject to income tax.  However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Current and deferred income tax benefit (expense) is as follows:

	December 31,
	2008	2007	2006
Current expense:
Federal income taxes	$(2)	$(3)	$(3)
State income taxes	(5)	(5)	(4)

Current income tax expense	(7)	(8)	(7)

Deferred benefit (expense):
Federal income taxes	28	4	--
State income taxes	19	(16)	--

Deferred income tax benefit (expense)	47	(12)	--

Total income benefit (expense)	$40	$(20)	$(7)

Income tax benefit for the year ended December 31, 2008 included $32 million of deferred tax benefit related to the impairment of franchises.  Income tax for the year ended December 31, 2007 includes $18 million of deferred income tax expense previously recorded at the Company’s indirect parent company.  This adjustment should have been recorded by the Company in prior periods.

The Company’s effective tax rate differs from that derived by applying the applicable federal income tax rate of 35%, and average state income tax rate of 2.3%, 2.9%, and 5% for the years ended December 31, 2008, 2007, and 2006, respectively, as follows:

	December 31,
	2008	2007	2006

Statutory federal income tax benefit	$530	$116	$149
Statutory state income tax benefit, net	35	10	21
Losses allocated to limited liability companies not subject to income taxes	(565)	(127)	(165)
Franchises	47	(12)	--
Valuation allowance provided and other	(7)	(7)	(12)

Income tax benefit (expense)	$40	$(20)	$(7)

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The tax effects of these temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 for the indirect subsidiaries of the Company which are included in long-term liabilities are presented below.

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforward	$97	$111
Other	2	8

Total gross deferred tax assets	99	119
Less: valuation allowance	(60)	(70)

Deferred tax assets	$39	$49

Deferred tax liabilities:
Property, plant & equipment	$(36)	$(37)
Franchises	(182)	(238)

Deferred tax liabilities	(218)	(275)

Net deferred tax liabilities	$(179)	$(226)

As of December 31, 2008, the Company had deferred tax assets of $99 million, which primarily relate to net operating loss carryforwards of certain of its indirect corporate subsidiaries and limited liability companies subject to state income tax.  These net operating loss carryforwards (generally expiring in years 2009 through 2028) are subject to certain return limitations.  A valuation allowance of $60 million exists with respect to these carry forwards as of December 31, 2008.

No tax years for Charter or Charter Holdco, our indirect parent companies, are currently under examination by the Internal Revenue Service.  Tax years ending 2006, 2007 and 2008 remain subject to examination.

In January 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits.  The Company does not believe it has taken any significant positions that would not meet the “more likely than not” criteria and require disclosure.

21.      Related Party Transactions

The following sets forth certain transactions in which the Company and the directors, executive officers, and affiliates of the Company are involved.  Unless otherwise disclosed, management believes each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries.  Under these agreements, Charter and Charter Holdco provide management services for the cable systems owned or operated by their subsidiaries.  The management services include such services as centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers’ compensation claims.  Costs associated with providing these services are charged directly to the Company’s operating subsidiaries and are included within operating costs in the accompanying consolidated statements of operations.  Such costs totaled $213 million, $213 million, and $231 million for the years ended December 31, 2008, 2007, and 2006, respectively.  All other costs incurred on behalf of Charter’s operating subsidiaries are considered a part of the management fee and are recorded as a component of

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

selling, general and administrative expense, in the accompanying consolidated financial statements.  For the years ended December 31, 2008, 2007, and 2006, the management fee charged to the Company’s operating subsidiaries approximated the expenses incurred by Charter Holdco and Charter on behalf of the Company’s operating subsidiaries.  The Company’s previous credit facilities prohibited payments of management fees in excess of 3.5% of revenues until repayment of the outstanding indebtedness.  In the event any portion of the management fee due and payable was not paid, it would be deferred by Charter and accrued as a liability of such subsidiaries.  Any deferred amount of the management fee would bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date paid.

Mr. Allen, the controlling shareholder of Charter, and a number of his affiliates have interests in various entities that provide services or programming to Charter’s subsidiaries.  Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to engage in any business transaction outside the cable transmission business except for certain existing approved investments.  Charter or Charter Holdco or any of their subsidiaries may not pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, unless Mr. Allen consents to Charter or its subsidiaries engaging in the business transaction.  The cable transmission business means the business of transmitting video, audio, including telephone, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.

Mr. Allen or his affiliates own or have owned equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with products, services or programming.  Among these entities are Oxygen Media Corporation (“Oxygen Media”), Digeo, Inc. (“Digeo”), and Microsoft Corporation.  Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (“Vulcan Ventures”) and Vulcan Inc. and is the president of Vulcan Ventures.  Ms. Jo Allen Patton is a director of the Company and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures.  Mr. Lance Conn is a director of the Company and is Executive Vice President of Vulcan Inc. and Vulcan Ventures.  The various cable, media, Internet and telephone companies in which Mr. Allen has invested may mutually benefit one another.  The Company can give no assurance, nor should you expect, that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen’s affiliated companies.

Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of the Company and its business.  The Company cannot provide any assurance that, in the event that the Company or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party.  Also, conflicts could arise with respect to the allocation of corporate opportunities between the Company and Mr. Allen and his affiliates.  The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.

In 2009, pursuant to indemnification provisions in the October 2005 settlement with Mr. Allen regarding the CC VIII interest, the Company reimbursed Vulcan Inc. approximately $3 million in legal expenses.

Oxygen. Oxygen Media LLC ("Oxygen") provides programming content to the Company pursuant to a carriage agreement.  Under the carriage agreement, the Company paid Oxygen approximately $6 million, $8 million, and $8 million for the years ended December 31, 2008, 2007, and 2006, respectively.

In 2005, pursuant to an amended equity issuance agreement, Oxygen Media delivered 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco.  In November 2007, Oxygen was sold to an unrelated third party and Charter Holdco received approximately $35 million representing its liquidation preference on its preferred stock.  Mr. Allen and his affiliates also no longer have an interest in Oxygen.

Digeo, Inc. In March 2001, Charter Ventures and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo.  In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Vulcan Ventures Incorporated.  At that time, the equity interest was subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf.  After Vulcan Ventures recovered its amount contributed (the “Priority Return”), Charter Ventures should have had a 100% profit interest in DBroadband Holdings, LLC.  Charter Ventures was not required to make any capital contributions, including capital calls to DBroadband Holdings, LLC.  DBroadband Holdings, LLC therefore was not included in the Company’s consolidated financial statements.  Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return.  Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.  On October 3, 2006, Vulcan Ventures and Digeo recapitalized Digeo.  In connection with such recapitalization, DBroadband Holdings, LLC consented to the conversion of its preferred stock holdings in Digeo to common stock, and Vulcan Ventures surrendered its Priority Return to Charter Ventures.  As a result, DBroadband Holdings, LLC is now included in the Company’s consolidated financial statements.  Such amounts are immaterial.  After the recapitalization, DBroadband Holdings, LLC owns 1.8% of Digeo, Inc’s common stock.  Digeo, Inc. is therefore not included in the Company’s consolidated financial statements.  In December 2007, the Digeo, Inc. common stock was transferred to Charter Operating, and DBroadband Holdings, LLC was dissolved.

The Company paid Digeo Interactive approximately $0, $0, and $2 million for the years ended December 31, 2008, 2007, and 2006, respectively, for customized development of the i-channels and the local content tool kit.

On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 DVR units.  The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004.  Pursuant to a software license agreement with Digeo Interactive for the right to use Digeo's proprietary software for DVR units, the Company paid approximately $1 million, $2 million, and $3 million in license and maintenance fees in 2008, 2007, and 2006, respectively.

The Company paid approximately $1 million, $10 million, and $11 million for the years ended December 31, 2008, 2007, and 2006, respectively, in capital purchases under an agreement with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units.  Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million.  The definitive agreements are terminable at no penalty to Charter in certain circumstances.

In May 2008, Charter Operating entered into an agreement with Digeo Interactive, LLC, a subsidiary of Digeo, Inc., for the minimum purchase of high-definition DVR units for approximately $21 million.  This minimum purchase commitment is subject to reduction as a result of certain specified events such as the failure to deliver units timely and catastrophic failure.  The software for these units is being supplied under a software license agreement with Digeo Interactive, LLC; the cost of which is expected to be approximately $2 million for the initial licenses and on-going maintenance fees of approximately $0.3 million annually, subject to reduction to coincide with any reduction in the minimum purchase commitment.  For the year ended December 31, 2008, Charter has purchased approximately $1 million of DVR units from Digeo Interactive, LLC under these agreements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

22.      Commitments and Contingencies

Commitments

The following table summarizes the Company’s payment obligations as of December 31, 2008 for its contractual obligations.

	Total	2009	2010	2011	2012	2013	Thereafter

Contractual Obligations
Capital and Operating Lease Obligations (1)	$96	$22	$20	$15	$12	$9	$18
Programming Minimum Commitments (2)	687	315	101	105	110	56	--
Other (3)	475	368	66	22	19	--	--

Total	$1,258	$705	$187	$142	$141	$65	$18

(1)  The Company leases certain facilities and equipment under noncancelable operating leases.  Leases and rental costs charged to expense for the years ended December 31, 2008, 2007, and 2006, were $24 million, $23 million, and $23 million, respectively.

(2)  The Company pays programming fees under multi-year contracts ranging from three to ten years, typically based on a flat fee per customer, which may be fixed for the term, or may in some cases escalate over the term.  Programming costs included in the accompanying statement of operations were $1.6 billion, $1.6 billion, and $1.5 billion, for the years ended December 31, 2008, 2007, and 2006, respectively.  Certain of the Company’s programming agreements are based on a flat fee per month or have guaranteed minimum payments.  The table sets forth the aggregate guaranteed minimum commitments under the Company’s programming contracts.

(3) “Other” represents other guaranteed minimum commitments, which consist primarily of commitments to the Company’s billing services vendors.

The following items are not included in the contractual obligation table due to various factors discussed below.  However, the Company incurs these costs as part of its operations:

•
The Company also rents utility poles used in its operations.  Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur.  Rent expense incurred for pole rental attachments for the years ended December 31, 2008, 2007, and 2006, was $47 million, $47 million, and $44 million, respectively.

•
The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year.  The Company also pays other franchise related costs, such as public education grants, under multi-year agreements.  Franchise fees and other franchise-related costs included in the accompanying statement of operations were $179 million, $172 million, and $175 million for the years ended December 31, 2008, 2007, and 2006, respectively.

•
The Company also has $158 million in letters of credit, primarily to its various worker’s compensation, property and casualty, and general liability carriers, as collateral for reimbursement of claims.  These letters of credit reduce the amount the Company may borrow under its credit facilities.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Litigation

The Company and its parent companies are defendants or co-defendants in several unrelated lawsuits claiming infringement of various patents relating to various aspects of its businesses.  Other industry participants are also defendants in certain of these cases, and, in many cases, the Company expects that any potential liability would be the responsibility of its equipment vendors pursuant to applicable contractual indemnification provisions. In the event that a court ultimately determines that the Company infringes on any intellectual property rights, it may be subject to substantial damages and/or an injunction that could require the Company or its vendors to modify certain products and services the Company offers to its subscribers.  While the Company believes the lawsuits are without merit and intends to defend the actions vigorously, the lawsuits could be material to the Company’s consolidated results of operations of any one period, and no assurance can be given that any adverse outcome would not be material to the Company’s consolidated financial condition, results of operations or liquidity.

In the ordinary course of business, the Company and its parent companies may face employment law claims, including claims under the Fair Labor Standards Act and wage and hour laws of the states in which we operate.   On August 15, 2007, a complaint was filed, on behalf of both nationwide and state of Wisconsin classes of certain categories of current and former Charter technicians, against Charter in the United States District Court for the Western District of Wisconsin (Sjoblom v. Charter Communications, LLC and Charter Communications, Inc.), alleging that Charter violated the Fair Labor Standards Act and Wisconsin wage and hour laws by failing to pay technicians for certain hours claimed to have been worked.  While the Company believes it has substantial factual and legal defenses to the claims at issue, in order to avoid the cost and distraction of continuing to litigate the case, the Company reached a settlement with the plaintiffs, which received final approval from the court on January 26, 2009.  The Company has accrued settlement costs associated with the Sjoblom case.  The Company has been subjected, in the normal course of business, to the assertion of other similar claims and could be subjected to additional such claims.  The Company can not predict the ultimate outcome of any such claims.

The Company and its parent companies are party to lawsuits and claims that arise in the ordinary course of conducting its business.  The ultimate outcome of these other legal matters pending against the Company or its subsidiaries cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity, such lawsuits could have, in the aggregate, a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

Regulation in the Cable Industry

The operation of a cable system is extensively regulated by the Federal Communications Commission (“FCC”), some state governments and most local governments.  The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.  The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers.  It removed barriers to competition in both the cable television market and the telephone market.  Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing telephone companies to provide video programming in their own telephone service areas.

Future legislative and regulatory changes could adversely affect the Company’s operations, including, without limitation, additional regulatory requirements the Company may be required to comply with as it offers new services such as telephone.

23.      Employee Benefit Plan

The Company’s employees may participate in the Charter Communications, Inc. 401(k) Plan.  Employees that qualify for participation can contribute up to 50% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service.  For each payroll period, the Company will contribute to the 401(k) Plan (a) the total amount of the salary reduction the employee elects to defer between 1%

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

and 50% and (b) a matching contribution equal to 50% of the amount of the salary reduction the participant elects to defer (up to 5% of the participant’s payroll compensation), excluding any catch-up contributions.  The Company made contributions to the 401(k) plan totaling $8 million, $7 million, and $8 million for the years ended December 31, 2008, 2007, and 2006, respectively.

24.      Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141R, Business Combinations: Applying the Acquisition Method, which provides guidance on the accounting and reporting for business combinations.  SFAS No. 141R is effective for fiscal years beginning after December 15, 2008.  The Company adopted SFAS No. 141R effective January 1, 2009.  The adoption of SFAS No. 141R has not had a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51, which provides guidance on the accounting and reporting for minority interests in consolidated financial statements.  SFAS No. 160 requires losses to be allocated to non-controlling (minority) interests even when such amounts are deficits.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008.  The Company adopted SFAS No. 160 effective January 1, 2009 and applied the effects respectively to all periods presented to the extent prescribed by the standard.  The adoption resulted in the presentation of Mr. Allen’s 5.6% preferred membership interest in CC VIII as temporary equity and CCH I’s 13% membership interest in CC VIII as noncontrolling interest in the Company’s consolidated balance sheets as of December 31, 2008 and 2007 as presented, which were previously classified as minority interest.  See Notes 11 and 12.

In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities.  The Company applied SFAS No. 157 to nonfinancial assets and nonfinancial liabilities beginning January 1, 2009.  The adoption of SFAS No. 157 has not had a material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires companies to disclose their objectives and strategies for using derivative instruments, whether or not designated as hedging instruments under SFAS No. 133.  SFAS No. 161 is effective for interim periods and fiscal years beginning after November 15, 2008.  The Company adopted SFAS No. 161 effective January 1, 2009.  The adoption of SFAS No. 161 has not had a material impact on the Company’s financial statements.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors to be considered in renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  FSP FAS 142-3 is effective for interim periods and fiscal years beginning after December 15, 2008.  The Company adopted FSP FAS 142-3 effective January 1, 2009.  The adoption of FSP FAS 142-3 has not had a material impact on the Company’s financial statements.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner reflecting their nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods.  FSP APB 14-1 is effective for interim periods and fiscal years beginning after December 15, 2008.  The Company adopted FSP APB 14-1 effective January 1, 2009.  The adoption of FSP APB 14-1 has not had a material impact on the Company’s financial statements.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on its accompanying financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

25.      Parent Company Only Financial Statements

As the result of limitations on, and prohibitions of, distributions, substantially all of the net assets of the consolidated subsidiaries are restricted from distribution to CCO Holdings, the parent company.  The following condensed parent-only financial statements of CCO Holdings account for the investment in its subsidiaries under the equity method of accounting.  The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

CCO Holdings, LLC (Parent Company Only)
Condensed Balance Sheet

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$2	$2
Receivable – related party	15	18
Investment in subsidiaries	18	2,760
Loans receivable - subsidiaries	297	275
Other assets	9	11

Total assets	$341	$3,066

LIABILITIES AND MEMBER’S EQUITY(DEFICIT)
Current liabilities	$8	$9
Long-term debt	1,146	1,145
Member’s equity (deficit)	(813)	1,912

Total liabilities and member’s equity (deficit)	$341	$3,066

Condensed Statement of Operations

	Year Ended December 31,
	2008	2007	2006

Interest expense	$(74)	$(84)	$(108)
Other expense	--	(19)	(3)
Equity in losses of subsidiaries	(1,399)	(247)	(82)

Net loss	$(1,473)	$(350)	$(193)

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Condensed Statements of Cash Flows

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,473)	$(350)	$(193)
Noncash interest expense	3	2	5
Equity in losses of subsidiaries	1,399	247	82
Loss on extinguishment of debt	--	8	3
Changes in operating assets and liabilities	(20)	(25)	(19)

Net cash flows from operating activities	(91)	(118)	(122)

CASH FLOWS FROM INVESTING ACTIVITIES:
Distributions from subsidiaries	1,163	1,767	1,274
Loan to subsidiary	--	--	(148)

Net cash flows from investing activities	1,163	1,767	1,126

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt issuance	--	350	--
Repayments of long-term debt	--	(550)	--
Contributions from parent companies	--	--	148
Distributions to parent companies	(1,072)	(1,447)	(1,151)
Payments for debt issuance costs	--	(2)	--

Net cash flows from financing activities	(1,072)	(1,649)	(1,003)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	--	--	1
CASH AND CASH EQUIVALENTS, beginning of year	2	2	1

CASH AND CASH EQUIVALENTS, end of year	$2	$2	$2

26.      Subsequent Events

Impairment of Franchises

During the quarter ended September 30, 2009, the Company performed an interim franchise impairment analysis and recorded a preliminary non-cash franchise impairment charge of $2.9 billion (unaudited) which represented the Company’s best estimate of the impairment of its franchise assets as of the date of filing the 3rd quarter Form 10-Q. The Company currently expects to finalize its franchise impairment analysis during the quarter ended December 31, 2009, which could potentially result in an impairment charge that materially differs from the estimate.  In addition, upon the effectiveness of the Company’s Plan, the Company will apply fresh start accounting in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) and as such will adjust its franchise assets to reflect fair value.

Emergence from Reorganization Proceedings and Related Events

On March 27, 2009, the Company, its parent companies, and certain affiliates (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435 (the “Chapter 11 Cases”).  The Debtors continued to operate their businesses and managed their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

applicable provisions of the Bankruptcy Code from March 27, 2009 until emergence from Chapter 11 on November 30, 2009 (the “Effective Date”).

On November 17, 2009, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan and, on the Effective Date, the Plan was consummated and the Company and its parent companies’ emerged from bankruptcy. As provided in the Plan and the Confirmation Order, (i) the notes and bank debt of Charter Operating and CCO Holdings remained outstanding; (ii) holders of approximately $1.5 billion of notes issued by CCH II received new CCH II notes (the “Notes Exchange”); (iii) holders of notes issued by CCH I received shares of Charter new Class A common stock;  (iv) holders of notes issued by CIH received warrants to purchase shares of Charter new Class A common stock; (v) holders of notes issued by Charter Holdings received warrants to purchase shares of Charter new Class A common stock; (vi) holders of convertible notes issued by Charter received cash and preferred stock issued by Charter; and (vii) all previously outstanding shares of Charter Class A common stock were cancelled.  In addition, as part of the Plan, the holders of CCH I notes received and transferred to Mr. Allen $85 million of new CCH II notes.  The Plan resulted in the reduction of the Company’s parent companies’ debt by approximately $8 billion.

The consummation of the Plan was funded with cash on hand, the Notes Exchange, and proceeds of approximately $1.6 billion of an equity rights offering (the “Rights Offering”) in which holders of CCH I notes purchased approximately $1.6 billion of Charter’s new Class A common stock.

Pursuant to a separate restructuring agreement among Charter, Mr. Allen, and an entity controlled by Mr. Allen (as amended, the “Allen Agreement”), in settlement and compromise of their legal, contractual and equitable rights, claims and remedies against Charter and its subsidiaries, and in addition to any amounts received by virtue of their holding any claims of the type set forth above, upon the Effective Date of the Plan, Mr. Allen or his affiliates were issued shares of the new Class B common stock of Charter equal to 2% of the equity value of Charter, after giving effect to the Rights Offering, but prior to issuance of warrants and equity-based awards provided for by the Plan and 35% (determined on a fully diluted basis) of the total voting power of all new capital stock of Charter.  Each share of new Class B common stock is convertible, at the option of the holder subject to various restrictions, into one share of new Class A common stock, and is subject to significant restrictions on transfer.  Certain holders of new Class A common stock and new Class B common stock will receive certain customary registration rights with respect to their shares.  At the Effective Date of the Plan, Mr. Allen or his affiliates also received (i) warrants to purchase shares of new Class A common stock of Charter in an aggregate amount equal to 4% of the equity value of reorganized Charter, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, (ii) $85 million principal amount of new CCH II notes, (iii) $25 million in cash for amounts owing to CII under a management agreement, (iv) up to $20 million in cash for reimbursement of fees and expenses in connection with the Plan, and (v) an additional $150 million in cash.  In addition, on the Effective Date of the Plan, CII retained a 1% equity interest in reorganized Charter Holdco and a right to exchange such interest into new Class A common stock of Charter. Further, Mr. Allen transferred his preferred equity interest in CC VIII to Charter.

Charter Operating Revolving Credit Facility

The Company has utilized $1.4 billion of the $1.5 billion revolving credit facility under its Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (the “Credit Agreement”).  Upon filing bankruptcy, Charter Operating no longer had access to the revolving feature of its revolving credit facility.  Reinstatement of the Credit Agreement resulted in the revolving credit facility remaining in place with its original terms except its revolving feature.

Plan Effects and Fresh Start Accounting

In the disclosure statement related to the Plan, the reorganization value of the Company and its parent companies was set forth as approximately $14.1 billion to $16.6 billion, with a midpoint estimate of $15.4 billion. The reorganization value was determined using numerous projections and assumptions that are inherently subject to significant uncertainties and the resolution of contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and amounts reflected in the valuation will be realized.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Effective December 1, 2009, the Company will apply fresh start accounting in accordance with SOP 90-7 which requires assets and liabilities to be reflected at fair value. Upon application of fresh start accounting, the Company will adjust its property, plant and equipment, franchise, goodwill, and other intangible assets to reflect fair value and will also establish any previously unrecorded intangible assets at their fair values.  The Company expects these fresh start adjustments will result in material increases to total tangible and intangible assets, primarily as a result of adjustments to property, plant and equipment, goodwill and customer relationships.